Prospectus	Filed pursuant to Rule 424(b)(4) Registration No. 333-280951

Moleculin Biotech, Inc.

283,000 Shares of Common Stock, 283,000 Accompanying Series A Common Warrants to Purchase up to 283,000 Shares of Common Stock and 283,000 Accompanying Series B Common Warrants to Purchase up to 283,000 Shares of Common Stock

2,183,368 Pre-Funded Warrants to Purchase Up to 2,183,368 Shares of Common Stock, 2,183,368 Accompanying Series A Common Warrants to Purchase up to 2,183,368 Shares of Common Stock and 2,183,368 Accompanying Series B Common Warrants to Purchase up to 2,183,368 Shares of Common Stock

123,318 Placement Agent Warrants to Purchase Up to 123,318 Shares of Common Stock

Up to 7,239,422 Shares of Common Stock underlying the Prefunded Warrants, Series A Common Warrants, Series B Common Warrants and Placement Agent Warrants

We are offering 283,000 shares of common stock, together with Series A warrants to purchase up to 2,466,368 shares of common stock (the “Series A Warrants”) and Series B warrants to purchase up to 2,466,368 shares of common stock (the “Series B Warrants”), which we refer to collectively as the “common warrants,” at a combined public offering price of $2.23 per share and common warrants (and the shares issuable from time to time upon exercise of the common warrants) pursuant to this prospectus. The shares of common stock and common warrants will be separately issued, but the shares of common stock and common warrants will be issued to purchasers in the ratio of one-to-one. Each common warrant will have an exercise price of $2.23 per share (100% of the combined public offering price) and will be exercisable beginning on the effective date of stockholder approval of the issuance of the shares upon exercise of the common warrants (“Warrant Stockholder Approval”). The Series A Warrants will expire on the earlier of (i) two years from the initial exercise date and (ii) 60 days after we publicly announce the occurrence of the Series A Milestone Event (as defined in “Description of Common Warrants” below). The Series B Warrants will expire on the earlier of (i) five years from the initial exercise date and (ii) six months after we publicly announce the occurrence of the Series B Milestone Event (as defined in “Description of Common Warrants” below). This is a “best efforts” offering and we may sell fewer than all of the shares of common stock, common warrants and pre-funded warrants offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund if we do not sell all of the securities offered hereby.

We are also offering to certain purchasers whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, the opportunity to purchase, if any such purchaser so chooses, pre-funded warrants to purchase up to 2,183,368 shares of common stock, in lieu of shares of common stock that would otherwise result in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. The purchase price of each pre-funded warrant and related common warrants will be equal to the public offering price for the common stock and related common warrants in this offering, minus $0.001. Each pre-funded warrant is exercisable for one share of our common stock and has an exercise price of $0.001 per share.

There is no established public trading market for the pre-funded warrants or common warrants, and we do not expect a market to develop. We do not intend to apply for listing of the pre-funded warrants or common warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the pre-funded warrants and common warrants will be limited.

This offering will terminate on August 30, 2024, unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We will have one closing for all the securities purchased in this offering. The combined public offering price per share (or pre-funded warrant) and common warrants will be fixed for the duration of this offering.

We have engaged H.C. Wainwright & Co. to act as our exclusive placement agent (the “placement agent”) in connection with this offering. The placement agent has agreed to use its reasonable best efforts to arrange for the sale of the securities offered by this prospectus. The placement agent is not purchasing or selling any of the securities we are offering and the placement agent is not required to arrange the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay to the placement agent the placement agent fees set forth in the table below. There is no arrangement for funds to be received in escrow, trust or similar arrangement. There is no minimum number of shares of common stock or pre-funded warrants or minimum aggregate amount of proceeds that is a condition for this offering to close. We may sell fewer than all of the shares of common stock, common warrants and pre-funded warrants offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund if we do not sell all of the securities offered hereby. Because there is no escrow account and no minimum number of securities or amount of proceeds, investors could be in a position where they have invested in us, but we have not raised sufficient proceeds in this offering to adequately fund the intended uses of the proceeds as described in this prospectus. We will bear all costs associated with the offering. See “Plan of Distribution” on page 16 of this prospectus for more information regarding these arrangements.

Our common stock is listed on The Nasdaq Capital Market, or Nasdaq, under the symbol “MBRX”. The last reported sale price of our common stock on Nasdaq on August 15, 2024 was $2.23 per share. We do not intend to list the common warrants or pre-funded warrants on the NASDAQ Capital Market, any other national securities exchange or any other nationally recognized trading system.

The actual public offering price per share and common warrant and the actual public offering price per pre-funded warrant and common warrant will be determined between us, the placement agent and the investors based on market conditions at the time of pricing, and may be at a discount to the current market price of our common stock.

You should read this prospectus, together with additional information described under the headings “Information Incorporated by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 6 of this prospectus and in the documents incorporated by reference into this prospectus for a discussion of risks that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share and accompanying Common Warrants	Per Pre-Funded Warrant and accompanying Common Warrants	Total
Public offering price	$2.23	$2.229	$5,495,633.90
Placement agent fees (1)	$0.156	$0.156	$384,694.37
Proceeds to us, before expenses	$2.074	$2.073	$5,110,939.53

(1)

Includes a cash fee of 7.0% of the gross proceeds of this offering. We have also agreed to pay the placement agent a reimbursement for non-accountable expenses equal to $50,000, a reimbursement for legal fees and expenses in the amount of up to $100,000 and for its clearing expenses in the amount of $15,950. In addition, we have agreed to issue the placement agent, or its designees, warrants to purchase a number of shares of common stock equal to 5.0% of the aggregate number of shares of common stock, including shares of common stock underlying the pre-funded warrants, sold in this offering with an exercise price of $2.7875 per share, or 125% of the public offering price per share. See “Plan of Distribution” for additional information about the compensation payable to the placement agent.

The delivery of the securities offered hereby is expected to be made on or about the termination date of the offering, which will be August 19, 2024, subject to satisfaction of certain customary closing conditions.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

The date of this prospectus is August 15, 2024

i.

ABOUT THIS PROSPECTUS

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Incorporation of Certain Information by Reference,” before deciding to invest in our securities.

We have not, and the placement agent has not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not, and the placement agent has not, done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

This prospectus and the information incorporated by reference into this prospectus may contain references to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus and the information incorporated by reference into this prospectus, including logos, artwork, and other visual displays, may appear without the ® or TM symbols. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other company.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty. We caution you not to give undue weight to such projections, assumptions and estimates.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the “Risk Factors” section in this prospectus and under similar captions in the documents incorporated by reference into this prospectus. The terms the “Company”, “our”, or “we” refer to Moleculin Biotech, Inc. and its subsidiaries.

Overview

We are a clinical stage pharmaceutical company with a growing pipeline, including Phase 2 clinical programs for hard-to-treat cancers and viruses. We have three core technologies, each of which have had one or more drugs successfully complete a Phase 1 clinical trial (subject to publishing final Clinical Study Report), based substantially on discoveries made at and licensed from MD Anderson Cancer Center (MD Anderson) in Houston, Texas. Three of our six drug candidates have shown human activity in clinical trials and are currently in Phase 1b/2 or Phase 2 clinical trials. Since our inception, our drugs have completed, are currently in, or have received approval to proceed in eleven clinical trials.

Our core technologies consist of the following: a) Annamycin or L-Annamycin is a “next generation” anthracycline designed to be different than currently approved anthracyclines, which are limited in utility because of cardiotoxicity risks and their susceptibility to multidrug resistance mechanisms. Annamycin was designed to avoid multidrug resistance and to be non-cardiotoxic and has shown no cardiotoxicity in subjects treated in clinical trials to date. Furthermore, we have demonstrated safe dosing beyond the dose limitations imposed by regulatory authorities upon currently prescribed anthracyclines due to their inherent cardiotoxicity; b) our WP1066 Portfolio, which includes WP1066 and WP1220, two of several Immune/Transcription Modulators in the portfolio designed to inhibit p-STAT3 (phosphorylated signal transducer and activator of transcription 3) among other transcription factors associated with tumor activity, while also stimulating a natural immune response to tumors by inhibiting the errant activity of Regulatory T-Cells (TRegs); and c) our WP1122 Portfolio, which contains compounds (including WP1122, WP1096, and WP1097) designed to exploit the potential uses of inhibitors of glycolysis such as 2-deoxy-D-glucose (2-DG), which we believe may provide an opportunity to cut off the fuel supply of tumors by taking advantage of their high level of dependence on glucose in comparison to healthy cells, as well as viruses that depend upon glycolysis and glycosylation to infect and replicate.

On July 10, 2024, we announced the completion of our End of Phase 1B/2 (EOP1/2) meeting with the U.S. Food and Drug Administration (FDA) for our Phase 1B/2 clinical trial evaluating Annamycin in combination with Cytarabine (also known as “Ara-C” and for which the combination of Annamycin and Ara-C is referred to as AnnAraC) for the treatment of subjects with AML as both first line therapy and for subjects who are refractory to or relapsed after induction therapy (MB-106). We expect to announce a summary of the outcomes from the EOP1/2 meeting upon receipt of official minutes from FDA which is expected in the near term.

We, along with our regulatory advisors and key opinion leaders, discussed with FDA the MB-106 safety and efficacy clinical findings and proposed next steps for our AML clinical development program. The EOP1/2 meeting was supported by second-line treatment results from our ongoing MB-106 clinical trial. As recently reported on June 14, 2024, a total of 22 subjects have been enrolled (the Intent-to-Treat population, ITT), 20 (Lines 1st-7th) of whom have completed efficacy evaluations with 9 subjects (45%) achieving a composite complete remission (CRc or CR/CRi), consisting of 8 (40%) subjects with complete remission (CR) and one subject with complete remission with an incomplete recovery of peripheral blood counts (CRi), following treatment with AnnAraC. Efficacy outcomes for 2 additional subjects (enrolled and treated) were pending.

Of the 10 ITT subjects for whom AnnAraC was administered in the 2nd line setting, 5 achieved a CR (50%) and 6 achieved a CRc (60%). Of the 13 subjects in the ITT evaluable population that were 1st or 2nd line treatment, 7 achieved a CR (54%) and 8 achieved a CRc (62%). The mDOR for the 9 subjects who achieved a CRc is approximately 7 months and climbing.

Annamycin currently has Fast Track Status and Orphan Drug Designation from the FDA for the treatment of relapsed or refractory AML, in addition to Orphan Drug Designation for the treatment of soft tissue sarcoma. Furthermore, Annamycin has Orphan Drug Designation for the treatment of relapsed or refractory AML from the European Medicines Agency.

Recent Developments

On August 1, 2024, we announced the discussion in and our resulting plans resulting from our End of Phase 1B/2 (EOP1B/2) meeting with the FDA supporting the advancement of Annamycin in combination with Cytarabine (also known as “Ara-C” and for which the combination of Annamycin and Ara-C is referred to as “AnnAraC”) to a Phase 3 pivotal trial for the treatment of AML patients who are refractory to or relapsed after induction therapy (R/R AML). This Phase 3 “MIRACLE” trial (derived from Moleculin R/R AML AnnAraC Clinical Evaluation) will be a global trial, including sites in the US. Consistent with the FDA’s recommendations, the adaptive Phase 3 trial is expected to rely solely on CR (complete remission) at day 30 as the primary endpoint versus placebo. We plan to utilize a double-blind, placebo-controlled design, where the control arm is high dose cytarabine (HiDAC) plus placebo. The MIRACLE trial will focus on 2nd line treatment for R/R AML subjects, with a companion MIRACLE2 trial focused on 3rd line R/R AML subjects to follow based on the establishment of an optimum dose in the initial MIRACLE trial.

Based on our discussions with the FDA, we intend to amend our current investigational new drug application or IND to allow dosing above the lifetime maximum allowable dose (LTMAD) for currently prescribed anthracyclines in this trial in the US. The MIRACLE study, subject to appropriate future filings with and potential additional feedback from the FDA and their foreign equivalents, is expected to initially utilize an adaptive design whereby the first 75 patients will be randomized to receive HiDAC combined with either placebo, 190 mg/m2 of Annamycin, or 230 mg/m2 of Annamycin. At that point, the trial will be unblinded to select the Optimum Dose for Annamycin. For the second half of the trial, approximately 100 patients will be randomized to receive either HiDAC plus placebo or HiDAC plus the Optimum Dose of Annamycin. The selection of the Optimum Dose will be based not only on the absence of dose limiting toxicities but also on the overall balance of safety, pharmacokinetics and efficacy, consistent with the FDA’s new Project Optimus initiative. As we believe the FDA also wants to see the durability of response (DoR) and overall survival (OS) as secondary endpoints, as well as data for patients beyond 2nd line, our plan includes a follow-on MIRACLE2 trial in 3rd line patients starting once the optimum dose is established in the MIRACLE trial.

We have established plans for the following milestones with regard to the MIRACLE trial:

●   2024 2H – Begin contracting with MIRACLE trial sites

●   2025 Q1 – First subject treated in MIRACLE trial

●   Mid 2026 – Interim data (n=75) unblinded and Optimum Dose set for MIRACLE trial

●   2026 – Begin enrollment of 3rd line subjects in MIRACLE2

●   2027 – Enrollment ends in 2nd line subjects

●   2028 – Final Data for 2nd line subjects in MIRACLE

●   2028 2H – Begin submission of a new drug application (NDA) the treatment of R/R AML for accelerated approval on primary endpoint of CR from MIRACLE

On August 15, 2024, the Company entered into a warrant amendment agreement pursuant to which it agreed to amend certain existing warrants to purchase up to an aggregate of 895,834 shares of common stock that were previously issued in December 2023 and have an exercise price of $9.60 per share such that the amended warrants will have a reduced exercise price of $2.23 per share effective upon the closing of the offering, will be exercisable beginning on the effective date of stockholder approval of the issuance of the shares upon exercise of the warrants and will expire five years from the date of such approval.

Reverse Split

On May 5, 2023, the Company received a letter from Nasdaq notifying the Company that for the prior 30 consecutive business days the bid price for the Company's common stock had closed below the minimum $1.00 per share requirement for continued inclusion on Nasdaq pursuant to Nasdaq Listing Rule 5550(a)(2) (Bid Price Rule). The deficiency letter did not result in the immediate delisting of the Company's common stock from the Nasdaq. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company was provided an initial period of 180 calendar days, until November 1, 2023, to regain compliance with the Bid Price Rule. On November 2, 2023, the Company received a 180-calendar day extension, until April 29, 2024, from the Nasdaq to regain compliance with Bid Price Rule. On March 5, 2024, the Board of Directors approved a reverse 1-for-15 reverse stock split effective 11:59 P.M. (Eastern time) on March 21, 2024, with trading to commence on a split-adjusted basis on March 22, 2024 (the “Reverse Stock Split”). On April 8, 2024, the Company received a letter from Nasdaq notifying the Company that it had regained compliance with Bid Price Rule 5550(a)(2) as a result of the closing bid price of the Company's common stock being at $1.00 per share or greater for the 10 consecutive business days from March 22, 2024 through April 5, 2024. Accordingly, the Company is in compliance with the Bid Price Rule and Nasdaq considers the matter closed. Unless indicated otherwise, the numbers set forth in this prospectus have been adjusted to reflect the Reverse Stock Split.

Corporate Information

Our principal executive offices are located at 5300 Memorial Drive, Suite 950, Houston, Texas 77007. Our website address is www.moleculin.com. The information on or accessible through our website is not part of this prospectus.

THE OFFERING

Common stock we are offering	283,000 shares of our common stock on a “best efforts” basis at a public offering price of $2.23 per share.

Pre-funded warrants we are offering	We are also offering to certain purchasers whose purchase of shares of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the closing of this offering, the opportunity to purchase, if such purchasers so choose, 2,183,368 pre-funded warrants to purchase 2,183,368 shares of common stock, in lieu of shares of common stock that would otherwise result in any such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Each pre-funded warrant is exercisable for one share of our common stock. The purchase price of each pre-funded warrant and common warrant is equal to the price at which a share of common stock and common warrant is being sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant is $0.001 per share. The pre-funded warrants are exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. This offering also relates to the shares of common stock issuable upon exercise of any pre-funded warrants sold in this offering.

Common warrants we are offering	We are issuing to purchasers of shares of our common stock and/or pre-funded warrants in this offering a Series A common warrant to purchase one share of our common stock for each share and/or pre-funded warrant purchased in this offering and a Series B common warrant to purchase one share of our common stock for each share and/or pre-funded warrant purchased in this offering. We refer to these warrants collectively as the “common warrants”. The combined purchase price per share (or pre-funded warrant) and common warrants will be fixed for the duration of this offering. Because common warrants to purchase share(s) of our common stock are being sold together in this offering with each share of common stock or, in the alternative, each pre-funded warrant to purchase one share of common stock, the number of common warrants sold in this offering will not change as a result of a change in the mix of the shares of our common stock and pre-funded warrants sold. Each common warrant will have an exercise price of $2.23 per share (100% of the combined public offering price). The Series A warrant will expire on the earlier of (i) two years from the initial exercise date, or (ii) 60 days from our public announcement that we have achieved the Series A Milestone Event (as defined in “Description of Common Warrants” below). The Series B warrant will expire on the earlier of (i) five years from the initial exercise date, or (ii) six months from our public announcement that we have achieved the Series B Milestone Event (as defined in “Description of Common Warrants” below). Each of the common warrants will be exercisable beginning on the effective date the Warrant Stockholder Approval.

Term of the offering	This offering will terminate on August 30, 2024, unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date.

Common stock outstanding immediately before this offering	2,561,527 shares

Common stock outstanding immediately after this offering	2,844,527 shares, assuming no exercise of the pre-funded warrants, or 5,027,895 shares, assuming the exercise of the pre-funded warrants, and in each case assuming none of the common warrants or placement agent warrants issued in this offering are exercised.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $4.8 million, after deducting the placement agent fees and estimated offering expenses payable by us.

We intend to use the proceeds from this offering to advance Annamycin and our other two drug portfolios through clinical development, advancing the remainder of the existing portfolio through preclinical studies and into INDs or their equivalent, sponsoring research at MD Anderson and HPI, and for working capital. See “Use of Proceeds.”

Risk Factors

An investment in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus and the other information included and incorporated by reference in this prospectus for a discussion of the risk factors you should carefully consider before deciding to invest in our securities.

Nasdaq listing symbol

Our common stock is listed on The Nasdaq Capital Market under the symbol “MBRX.” There is no established trading market for the common warrants or pre-funded warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the common warrants or pre-funded warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the common warrants and pre-funded warrants will be limited.

The number of shares of common stock to be outstanding after this offering is based on 2,561,527 shares outstanding as of August 14, 2024, and does not give effect to the shares of common stock issuable upon exercise of the pre-funded warrants being offered by us in this offering, as well as:

●         1,070,091 shares of common stock underlying outstanding warrants at a weighted average exercise price of $6.75 per share;

●         251,159 shares of common stock underlying outstanding options with a weighted average exercise price of $56.35 per share, which options vest over a three to four-year period;

●         66,786 shares of common stock underlying outstanding restricted stock units, which restricted stock units vest over a four-year period;

●         1,053 shares available for future issuance under the Moleculin Biotech, Inc. Amended and Restated 2015 Stock Plan; and

●         the shares of common stock issuable upon exercise of the pre-funded warrants, the common warrants and the placement agent warrants issued in this offering.

Except as otherwise indicated, the information in this prospectus assumes no exercise of options or exercise of warrants, and, unless otherwise noted.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before investing in our securities, you should consider carefully the risks and uncertainties discussed under “Risk Factors” in our latest annual report on Form 10-K and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K, which are incorporated by reference herein in their entirety. You should carefully consider each of the following risks, together with all other information set forth in or incorporated in this prospectus, including the financial statements and the related notes, before making a decision to buy our securities. If any of the following risks actually occur, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to this Offering

We have broad discretion in how we use the proceeds of this offering and may not use these proceeds effectively, which could affect our results of operations and cause our common stock to decline.

We will have considerable discretion in the application of the net proceeds of this offering. We intend to use the net proceeds from this offering to advance Annamycin and our other two drug portfolios through clinical development, advancing the remainder of the existing portfolio through preclinical studies and into INDs or their equivalent, sponsoring research at MD Anderson and HPI, and for working capital. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the net proceeds of this offering. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our stockholders. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

If our stock price fluctuates after the offering, you could lose a significant part of your investment.

The market price of our common stock could be subject to wide fluctuations in response to, among other things, the risk factors described in this prospectus, and other factors beyond our control, such as fluctuations in the valuation of companies perceived by investors to be comparable to us. Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political, and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our common stock. In the past, many companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

Until we are able to receive Warrant Stockholder Approval the common warrants will not be exercisable, and if we are unable to obtain such approval the common warrants will have no value.

The common warrants will not be exercisable until, and unless, we obtain the Warrant Stockholder Approval from our stockholders. While we intend to promptly seek stockholder approval, there is no guarantee that the Warrant Stockholder Approval will ever be obtained. If we are unable to obtain the Warrant Stockholder Approval, the common warrants will have no value. In addition, we will incur substantial cost, and management will devote substantial time and attention, in attempting to obtain the Warrant Stockholder Approval.

We will require additional capital funding, the receipt of which may impair the value of our common stock.

Our future capital requirements depend on many factors, including our research, development, sales and marketing activities. We will need to raise additional capital through public or private equity or debt offerings or through arrangements with strategic partners or other sources in order to continue to develop our drug candidates. There can be no assurance that additional capital will be available when needed or on terms satisfactory to us, if at all. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution and the new equity securities may have greater rights, preferences or privileges than our existing common stock.

We do not intend to pay dividends in the foreseeable future.

We have never paid cash dividends on our common stock and currently do not plan to pay any cash dividends in the foreseeable future.

Your ownership may be diluted if additional capital stock is issued to raise capital, to finance acquisitions or in connection with strategic transactions.

We intend to seek to raise additional funds for our operations, to finance acquisitions or to develop strategic relationships by issuing equity or convertible debt securities in addition to the securities issued in this offering, which would reduce the percentage ownership of our existing stockholders. Our board of directors has the authority, without action or vote of the stockholders, to issue all or any part of our authorized but unissued shares of common or preferred stock. Our amended and restated certificate of incorporation authorizes us to issue up to 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. Future issuances of common or preferred stock would reduce your influence over matters on which stockholders vote and would be dilutive to earnings per share. In addition, any newly issued preferred stock could have rights, preferences and privileges senior to those of the common stock. Those rights, preferences and privileges could include, among other things, the establishment of dividends that must be paid prior to declaring or paying dividends or other distributions to holders of our common stock or providing for preferential liquidation rights. These rights, preferences and privileges could negatively affect the rights of holders of our common stock, and the right to convert such preferred stock into shares of our common stock at a rate or price that would have a dilutive effect on the outstanding shares of our common stock.

There is no public market for the common warrants or pre-funded warrants being offered in this offering.

There is no established public trading market for the common warrants or pre-funded warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the common warrants or pre-funded warrants on any securities exchange or nationally recognized trading system, including The Nasdaq Stock Market. Without an active market, the liquidity of the common warrants and pre-funded warrants will be limited.

Holders of our common warrants and pre-funded warrants will have no rights as a common stockholder until they acquire our common stock.

Until holders of our common warrants and pre-funded warrants acquire shares of our common stock upon exercise of such common warrants or pre-funded warrants, the holders will have no rights with respect to shares of our common stock issuable upon exercise of such common warrants or pre-funded warrants. Upon exercise of the common warrants or pre-funded warrants, holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

If we do not maintain a current and effective prospectus relating to the common stock issuable upon exercise of the common warrants and pre-funded warrants, public holders will only be able to exercise such common warrants and pre-funded warrants on a “cashless basis.”

If we do not maintain a current and effective prospectus relating to the shares of common stock issuable upon exercise of the common warrants and pre-funded warrants at the time that holders wish to exercise such warrants, they will only be able to exercise them on a “cashless basis,” and under no circumstances would we be required to make any cash payments or net cash settle such warrants to the holders. As a result, the number of shares of common stock that holders will receive upon exercise of the common warrants and pre-funded warrants will be fewer than it would have been had such holders exercised their common warrants or pre-funded warrants for cash. We will do our best efforts to maintain a current and effective prospectus relating to the shares of common stock issuable upon exercise of such warrants until the expiration of such warrants. However, we cannot assure you that we will be able to do so. If we are unable to do so, the potential “upside” of the holder’s investment in our company may be reduced.

The common warrants are speculative in nature.

The common warrants offered hereby do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price. Specifically, commencing on the date of issuance, holders of the common warrants may acquire the common stock issuable upon exercise of such warrants at an exercise price of $2.23 per share of common stock. Moreover, following this offering, the market value of the common warrants will be uncertain and there can be no assurance that the market value of the common warrants will equal or exceed their public offering price. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the common warrants, and consequently, whether it will ever be profitable for holders of the common warrants to exercise the common warrants.

This is a “best efforts” offering. No minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans, including our near-term business plans.

The placement agent has agreed to use their reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to support our continued operations, including our near-term continued operations.

We may be required to repurchase the common warrants, which may prevent or deter a third party from acquiring us.

The common warrants provide that in the event of a “Fundamental Transaction” (as defined in the related warrant agreement, which generally includes any merger with another entity, the sale, transfer or other disposition of all or substantially all of our assets to another entity, or the acquisition by a person of more than 50% of our common stock), each common warrant holder will have the right at any time prior to the consummation of the Fundamental Transaction to require us to repurchase the common warrant for a purchase price in cash equal to the Black-Scholes value (as calculated under the warrant agreement) of the then remaining unexercised portion of such common warrant on the date of such Fundamental Transaction, which may materially adversely affect our financial condition and/or results of operations and may prevent or deter a third party from acquiring us.

We will require substantial additional funding, which may not be available to us on acceptable terms, or at all, and, if not so available, may require us to delay, limit, reduce or cease our operations.

We have used and we intend to use the proceeds from this offering and any future offerings, to, among other uses, advance Annamycin and its other two drug portfolios through clinical development, advancing the remainder of the existing portfolio through preclinical studies and into INDs or their equivalent, and sponsoring research at MD Anderson and HPI. Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is expensive. We will require substantial additional future capital in order to complete clinical development and commercialize Annamycin. Based on the results of our Annamycin Phase 1B/2 clinical trials, we intend to enter discussions with the FDA and EMA about conducting a single arm study that would be an accelerated pivotal trial supporting US and European approval of Annamycin for relapsed or refractory AML. We can provide no assurance that the FDA will permit such reliance, and we may be required to provide additional data or conduct additional trials. If the FDA or its EU equivalent requires that we perform additional nonclinical studies or clinical trials, our expenses would further increase beyond what we currently expect and the anticipated timing of any potential approval of Annamycin would likely be delayed. Further, there can be no assurance that the costs we will need to incur to obtain regulatory approval of Annamycin will not increase.

We believe that our existing cash and cash equivalents of $10.8 million as of June 30, 2024 will be sufficient to fund our planned operations, which include our current Phase 1B/2 clinical programs and preparations for future clinical trials, into the fourth quarter of 2024, without the issuance of additional equity for cash.  Assuming that we receive net proceeds of approximately $4.8 million from this offering, we believe that the net proceeds from this offering will satisfy our capital needs into the first quarter of 2025 under our current business plan. As we are commencing our MIRACLE trial in the second half of 2024, our estimated uses of cash may deviate from our expectations based on the speed of our ability to launch the trial.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus, and the documents we incorporate by reference, contain forward-looking statements within the meaning of the federal securities laws. You should not rely on forward-looking statements in this prospectus, and the documents we incorporate by reference. Forward-looking statements typically are identified by use of terms such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend,” “may,” “will,” “should,” “estimate,” “predict,” “potential,” “continue,” and similar words, although some forward-looking statements are expressed differently. This prospectus, and the documents we incorporate by reference, may also contain forward-looking statements attributed to third parties relating to their estimates regarding the markets we may enter in the future. All forward-looking statements address matters that involve risk and uncertainties, and there are many important risks, uncertainties and other factors that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus, and the documents we incorporate by reference.

You should also carefully consider the statements under “Risk Factors” and other sections of this prospectus, which address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. We caution investors not to place significant reliance on the forward-looking statements contained in this prospectus, and the documents we incorporate by reference. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds from the offering will be approximately $4.8 million, assuming the sale of all the securities offered under this prospectus, after deducting the placement agent fees and estimated offering expenses payable by us. However, because this is a “best efforts” offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, the placement agent’s fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus. The combined public offering price per share (or pre-funded warrant) and common warrants will be fixed for the duration of this offering.

We intend to use the net proceeds to advance Annamycin and our other two drug portfolios through clinical development, advancing the remainder of the existing portfolio through preclinical studies and into INDs or their equivalent, sponsoring research at MD Anderson and HPI, and for working capital.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management will have broad discretion in the application of these proceeds. Net offering proceeds not immediately applied to the uses summarized above will be invested in short-term investments such as money market funds, commercial paper, U.S. treasury bills and similar securities investments pending their use.

DESCRIPTION OF CAPITAL STOCK

The following summary is a description of the material terms of our capital stock. This summary is not complete and is qualified by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, each as amended, which are filed as exhibits to this prospectus and are incorporated by reference herein. We encourage you to read our amended and restated certificate of incorporation, our amended and restated bylaws and the applicable provisions of the Delaware General Corporation Law for additional information.

Our certificate of incorporation authorizes us to issue up to 100,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock par value $0.001 per share.

Common Stock

Shares of our common stock have the following rights, preferences, and privileges:

Voting. Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the voting power present in person or represented by proxy, except in the case of any election of directors, which will be decided by a plurality of votes cast. There is no cumulative voting.

Dividends. Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders, if any, of any class of stock having preference over the common stock. Any decision to pay dividends on our common stock will be at the discretion of our board of directors. Our board of directors may or may not determine to declare dividends in the future. The board’s determination to issue dividends will depend upon our profitability and financial condition any contractual restrictions, restrictions imposed by applicable law and the SEC, and other factors that our board of directors deems relevant.

Liquidation Rights. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full, or provided for payment of, all of our debts and after the holders of all outstanding series of any class of stock have preference over the common stock, if any, have received their liquidation preferences in full.

Other. Our issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights. Shares of our common stock are not convertible into shares of any other class of capital stock, nor are they subject to any redemption or sinking fund provisions.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock. Our certificate of incorporation authorizes the board to issue these shares in one or more series, to determine the designations and the powers, preferences and relative, participating, optional or other special rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

December 2023 Warrants

On December 20, 2023, we entered into Securities Purchase Agreements (the “December Purchase Agreement”) with an institutional investor and several of our executive officers, advisors, and a member of our board of directors (collectively, the “December Investors”) for the sale of: (i) 240,151 shares (the “December Shares”) of our common stock, and (ii) pre-funded warrants to purchase 229,506 shares of common stock in lieu thereof (the “December Pre-Funded Warrants”) in a registered direct offering (the “December Offering”). In a concurrent private placement (the “December Private Placement”), we also sold to the Investors unregistered warrants to purchase up to an aggregate of 939,312 shares of common stock (the “December Common Warrants”). The combined purchase price of one share of common stock (or December Pre-Funded Warrant in lieu thereof) and accompanying December Common Warrant was $9.60 for the institutional investor, and $10.35 for the executive officers, employees, advisors and the member of our board of directors who participated in the December Offering. The December Offering closed on December 26, 2023. The gross proceeds to us from the December Offering were approximately $4.5 million, before deducting placement agent fees and other offering expenses, and excluding the proceeds, if any, from the exercise of the December Common Warrants and December Pre-Funded Warrants.

Subject to certain ownership limitations, each of the December Common Warrants becomes exercisable on the effective date of such stockholder approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market with respect to the issuance of all of the December Common Warrants and the common stock upon the exercise thereof. On February 14, 2024, we held a special meeting of stockholders at which our stockholders approved the issuance of up to 939,312 shares of our common stock upon the exercise of the December Common Warrants.

Subject to certain ownership limitations, each December Common Warrant will have an exercise price of $9.60 per share, expire five years from the date of stockholder approval and will become exercisable beginning on the effective date of stockholder approval (February 14, 2024) for the shares issuable upon the exercise of the December Common Warrants.

The December Offering of the December Shares and December Pre-Funded Warrants was made pursuant to a shelf registration statement on Form S-3 (File No. 333-256627) (the “Shelf Registration Statement”), which was filed by the Company with the Securities and Exchange Commission on May 28, 2021, and declared effective on June 11, 2021. The December Common Warrants to be issued in the December Private Placement and the shares issuable upon exercise of such warrants were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation D promulgated thereunder and have not been registered under the Securities Act or applicable state securities laws. Pursuant to the December Purchase Agreement, we agreed to file a registration statement with the SEC registering the resale of the shares underlying the December Common Warrants as soon as practicable and in any event within 45 calendar days of the date of the December Purchase Agreement.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and our amended and restated bylaws limit the liability of our officers and directors and provide that we will indemnify our officers and directors, in each case, to the fullest extent permitted by the Delaware General Corporation Law.

We have entered into separate indemnification agreements with each of our directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Certificate of Incorporation and Bylaw Provisions

Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of anti-takeover provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:

Advance Notice Requirements. Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of stockholders. These procedures provide that notice of stockholder proposals must be timely and given in writing to our corporate Secretary. Generally, to be timely, notice must be received at our principal executive offices not fewer than 120 calendar days prior to the first anniversary date on which our notice of meeting and related proxy statement were mailed to stockholders in connection with the previous year’s annual meeting of stockholders. The notice must contain the information required by the bylaws, including information regarding the proposal and the proponent.

Special Meetings of Stockholders. Our bylaws provide that special meetings of stockholders may be called at any time by only the Chairman of the Board, the Chief Executive Officer, the President or the board of directors, or in their absence or disability, by any vice president.

No Written Consent of Stockholders. Our certificate of incorporation and our bylaws provide that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

Exclusive Forum Provision. Our certificate of incorporation provides that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”), or our certificate of incorporation or the bylaws, and (iv) any action asserting a claim against us governed by the internal affairs doctrine. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or Securities Act.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, a court could find these provisions of our certificate of incorporation to be inapplicable or unenforceable in respect of one or more of the specified types of actions or proceedings, which may require us to incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Amendment of Bylaws. Our stockholders may amend any provisions of our bylaws by obtaining the affirmative vote of the holders of a majority of each class of issued and outstanding shares of our voting securities, at a meeting called for the purpose of amending and/or restating our bylaws.

Preferred Stock. Our certificate of incorporation authorizes our board of directors to create and issue rights entitling our stockholders to purchase shares of our stock or other securities. The ability of our board to establish the rights and issue substantial amounts of preferred stock without the need for stockholder approval may delay or deter a change in control of us. See “Preferred Stock” above.

Delaware Takeover Statute

We are subject to Section 203 of the DGCL which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to this plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the DGCL defines generally “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

DESCRIPTION OF PRE-FUNDED WARRANTS

The following summary of certain terms and provisions of pre-funded warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the pre-funded warrant, the forms of which is filed as exhibits to the registration statement of which this prospectus forms a part.

Form. The pre-funded warrants will be issued as individual warrant agreements to the investors. You should review the form of pre-funded warrant, filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the pre-funded warrants.

Exercisability. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as described below). A holder (together with its affiliates) may not exercise any portion of the pre-funded warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s pre-funded warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. Purchasers of pre-funded warrants in this offering may also elect prior to the issuance of the pre-funded warrants to have the initial exercise limitation set at 9.99% of our outstanding common stock. No fractional shares of common stock will be issued in connection with the exercise of a pre-funded warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Duration and Exercise Price. The exercise price per whole share of our common stock purchasable upon the exercise of the pre-funded warrants is $0.001 per share of common stock. The pre-funded warrants will be immediately exercisable and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise price of the pre-funded warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Cashless Exercise. If, at any time after the holder’s purchase of pre-funded warrants, such holder exercises its pre-funded warrants and a registration statement registering the issuance of the shares of common stock underlying the pre-funded warrants under the Securities Act is not then effective or available (or a prospectus is not available for the resale of shares of common stock underlying the pre-funded warrants), then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder shall instead receive upon such exercise (either in whole or in part) only the net number of shares of common stock determined according to a formula set forth in the pre-funded warrants. Notwithstanding anything to the contrary, in the event we do not have or maintain an effective registration statement, there are no circumstances that would require us to make any cash payments or net cash settle the pre-funded warrants to the holders.

Transferability. Subject to applicable laws, the pre-funded warrants may be offered for sale, sold, transferred or assigned at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Exchange Listing. We do not plan on applying to list the pre-funded warrants on the Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions. In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction.

Rights as a Stockholder. Except by virtue of such holder’s ownership of shares of our common stock, the holder of a pre-funded warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the pre-funded warrant.

DESCRIPTION OF COMMON WARRANTS

The following summary of certain terms and provisions of common warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the common warrants, the form of which are filed as an exhibits to the registration statement of which this prospectus forms a part.

Series A Warrant

Form. The Series A common warrants will be issued as individual warrant agreements to the investors. You should review the form of Series A common warrant, filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the Series A common warrants.

Exercisability. Subject to the receipt of the Warrant Stockholder Approval, the Series A common warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as described below). A holder (together with its affiliates) may not exercise any portion of the common warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s common warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the common warrants. Purchasers of Series A common warrants in this offering may also elect prior to the issuance of the common warrants to have the initial exercise limitation set at 9.99% of our outstanding common stock. No fractional shares of common stock will be issued in connection with the exercise of a Series A common warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Duration and Exercise Price. The exercise price per whole share of our common stock purchasable upon the exercise of the Series A common warrants is $2.23 per share of common stock. The Series A common warrants will be exercisable beginning on the effective date the Warrant Stockholder Approval. The Series A common warrants may be exercised for a period expiring on the earlier of (i) two years from the initial exercise date, or (ii) 60 days from our public announcement that we have achieved the Series A Milestone Event. “Series A Milestone Event” means the Company releases interim data for the first subject group from the MIRACLE trial whereby the complete remission rate for either doses of the Company’s study drug is greater than placebo.

We intend to promptly, and in no event later than 90 days after the consummation of this offering, seek stockholder approval for the issuance of shares of common stock issuable upon exercise of the Series A common warrants but we cannot assure you that such stockholder approval will be obtained. We have agreed with the investors in this offering that, if we do not obtain stockholder approval for the issuance of the shares of common stock upon exercise of the Series A common warrants at the first stockholder meeting for such purpose after this offering, we will call a stockholder meeting every 90 days thereafter until the earlier of the date we obtain such approval or the Series A warrants are no longer outstanding. The exercise price of the Series A common warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Cashless Exercise. If, at any time after the holder’s purchase of Series A common warrants, such holder exercises its Series A common warrants and a registration statement registering the issuance of the shares of common stock underlying the Series A common warrants under the Securities Act is not then effective or available (or a prospectus is not available for the resale of shares of common stock underlying the Series A common warrants), then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder shall instead receive upon such exercise (either in whole or in part) only the net number of shares of common stock determined according to a formula set forth in the Series A common warrants. Notwithstanding anything to the contrary, in the event we do not have or maintain an effective registration statement, there are no circumstances that would require us to make any cash payments or net cash settle the Series A common warrants to the holders.

Transferability. Subject to applicable laws, the Series A common warrants may be offered for sale, sold, transferred or assigned at the option of the holder upon surrender of the Series A common warrants to us together with the appropriate instruments of transfer.

Exchange Listing. We do not plan on applying to list the Series A common warrants on the Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Series A common warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Series A common warrants will be entitled to receive upon exercise of the Series A common warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Series A common warrants immediately prior to such fundamental transaction. In the case of certain fundamental transactions affecting us, a holder of Series A common warrants, upon exercise of such warrants after such fundamental transaction, will have the right to receive, in lieu of shares of our common stock, the same amount and kind of securities, cash or property that such holder would have been entitled to receive upon the occurrence of the fundamental transaction, had the Series A common warrants been exercised immediately prior to such fundamental transaction. In lieu of such consideration, a holder of Series A common warrants may instead elect to receive a cash payment based upon the Black-Scholes value of their Series A common warrants.

Rights as a Stockholder. Except by virtue of such holder’s ownership of shares of our common stock, the holder of a Series A common warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Series A common warrant.

Series B Warrant

Form. The Series B common warrants will be issued as individual warrant agreements to the investors. You should review the form of Series B common warrant, filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the Series B common warrants.

Exercisability. Subject to the receipt of the Warrant Stockholder Approval, the Series B common warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as described below). A holder (together with its affiliates) may not exercise any portion of the common warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s common warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the common warrants. Purchasers of Series B common warrants in this offering may also elect prior to the issuance of the common warrants to have the initial exercise limitation set at 9.99% of our outstanding common stock. No fractional shares of common stock will be issued in connection with the exercise of a Series B common warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Duration and Exercise Price. The exercise price per whole share of our common stock purchasable upon the exercise of the Series B common warrants is $2.23 per share of common stock. The Series B common warrants will be exercisable beginning on the effective date the Warrant Stockholder Approval. The Series B common warrants may be exercised for a period expiring on the earlier of (i) five years from the initial exercise date, or (ii) six months from our public announcement that we have achieved the Series B Milestone Event. “Series B Milestone Event” means the Company releases final topline data from the MIRACLE trial and documented a statistically significant improvement in the primary efficacy endpoint.

We intend to promptly, and in no event later than 90 days after the consummation of this offering, seek stockholder approval for the issuance of shares of common stock issuable upon exercise of the Series B common warrants but we cannot assure you that such stockholder approval will be obtained. We have agreed with the investors in this offering that, if we do not obtain stockholder approval for the issuance of the shares of common stock upon exercise of the Series B common warrants at the first stockholder meeting for such purpose after this offering, we will call a stockholder meeting every 90 days thereafter until the earlier of the date we obtain such approval or the Series B warrants are no longer outstanding. The exercise price of the Series B common warrants is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Cashless Exercise. If, at any time after the holder’s purchase of Series B common warrants, such holder exercises its Series B common warrants and a registration statement registering the issuance of the shares of common stock underlying the Series B common warrants under the Securities Act is not then effective or available (or a prospectus is not available for the resale of shares of common stock underlying the Series B common warrants), then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder shall instead receive upon such exercise (either in whole or in part) only the net number of shares of common stock determined according to a formula set forth in the Series B common warrants. Notwithstanding anything to the contrary, in the event we do not have or maintain an effective registration statement, there are no circumstances that would require us to make any cash payments or net cash settle the Series B common warrants to the holders.

Transferability. Subject to applicable laws, the Series B common warrants may be offered for sale, sold, transferred or assigned at the option of the holder upon surrender of the Series B common warrants to us together with the appropriate instruments of transfer.

Exchange Listing. We do not plan on applying to list the Series B common warrants on the Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Series B common warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Series B common warrants will be entitled to receive upon exercise of the Series B common warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Series B common warrants immediately prior to such fundamental transaction. In the case of certain fundamental transactions affecting us, a holder of Series B common warrants, upon exercise of such warrants after such fundamental transaction, will have the right to receive, in lieu of shares of our common stock, the same amount and kind of securities, cash or property that such holder would have been entitled to receive upon the occurrence of the fundamental transaction, had the Series B common warrants been exercised immediately prior to such fundamental transaction. In lieu of such consideration, a holder of Series B common warrants may instead elect to receive a cash payment based upon the Black-Scholes value of their Series B common warrants.

Rights as a Stockholder. Except by virtue of such holder’s ownership of shares of our common stock, the holder of a Series B common warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Series B common warrant.

Placement Agent Warrants

We have agreed to issue to the placement agent or its designees warrants to purchase up to 123,318 shares of common stock (which represents 5% of the aggregate number of shares of shares of common stock issued in this offering and issuable upon the exercise of the pre-funded warrants issued in this offering) with an exercise price of $2.7875 per share (representing 125% of the public offering price per share) and that terminate five years from the date of the commencement of sales in this offering.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “MBRX”.

Transfer Agent

The transfer agent for our common stock is VStock Transfer, LLC located at 18 Lafayette Place, Woodmere, New York 11598.

PLAN OF DISTRIBUTION

We engaged H.C. Wainwright & Co. (the “placement agent”) to act as our exclusive placement agent to solicit offers to purchase the securities offered by this prospectus on a reasonable best efforts basis. The placement agent is not purchasing or selling any securities, nor are they required to arrange for the purchase and sale of any specific number or dollar amount of securities, other than to use its reasonable best efforts to arrange for the sale of the securities by us. Therefore, we may not sell the entire amount of securities being offered. There is no minimum amount of proceeds that is a condition to closing of this offering. The placement agent does not guarantee that it will be able to raise new capital in this offering. The terms of this offering were subject to market conditions and negotiations between us and prospective investors in consultation with the placement agent. The placement agent will have no authority to bind us. We will enter into a securities purchase agreement directly with the institutional investors, at the investor’s option, who purchase our securities in this offering. Investors who do not enter into a securities purchase agreement shall rely solely on this prospectus in connection with the purchase of our securities in this offering. The placement agent may engage one or more sub-placement agents or selected dealers to assist with the offering. This offering will terminate on August 30, 2024, unless we decide to terminate the offering (which we may do at any time in our discretion) prior to that date. We will have one closing for all the securities purchased in this offering.

Fees and Expenses

We have agreed to pay the placement agent a total cash fee equal to 7.0% of the aggregate gross proceeds of this offering. Of the foregoing fee, 25% of the fee will be paid to financial advisors to the company. We will also pay the placement agent a non-accountable expense allowance of $50,000, reimburse the placement agent for legal fees and expenses in an amount up to $100,000. We have also agreed (a) to the extent an escrow agent or clearing agent is utilized, pay the placement agent's closing costs (which includes reimbursement of out-of-pocket costs of the escrow agent or clearing agent) of up to $15,950, and, if applicable, (b) pay the costs associated with the use of third-party electronic road show service not to exceed $5,000. We estimate the total offering expenses of this offering that will be payable by us, excluding the placement agent fees, will be approximately $265,950. After deducting the placement agent fees and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $4.8 million.

Placement Agent Warrants

In addition, we have agreed to issue to the placement agent or its designees warrants to purchase up to 123,318 shares of common stock (which represents 5% of the aggregate number of shares of shares of common stock issued in this offering and issuable upon the exercise of the pre-funded warrants issued in this offering). The Placement Agent Warrants will have substantially the same terms as the common warrants except that the Placement Agent Warrants will have an exercise price of $2.7875 per share (representing 125% of the public offering price per share) and will terminate five years from the date of the commencement of sales in this offering (the “Placement Agent Warrants”).

Right of First Refusal

In addition, with certain exceptions, for a period of six months following the closing of this offering, we have granted the placement agent the right to act as sole book-runner, sole manager, sole placement agent or sole agent with respect to any financing or refinancing of indebtedness; and if we decide to raise funds by means of a public offering (including at-the-market facility, but excluding an equity line transaction) or a private placement or any other capital-raising financing of equity, equity-linked or debt securities, we have granted the placement agent (or any affiliate designated by the placement agent) the right to act as sole book-running manager, sole underwriter or sole placement agent for such financing.

Tail

We have also agreed to pay the placement agent a tail fee equal to both the cash and warrant compensation in this offering, if any investor, who was contacted or introduced to us by the placement agent during the term of its engagement, provides us with capital in any public or private offering or other financing or capital raising transaction during the six-month period following expiration or termination of our engagement with the placement agent.

Determination of Offering Price

The public offering price per share (or pre-funded warrant) and accompanying common warrants we are offering and the exercise prices and other terms of the warrants were negotiated between us and the investors, in consultation with the placement agent based on the trading of our common stock prior to this offering, among other things. Other factors considered in determining the public offering prices of the securities we are offering and the exercise prices and other terms of the warrants include the history and prospects of our company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant. The combined public offering price per share (or pre-funded warrant) and common warrants will be fixed for the duration of this offering.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including certain liabilities arising under the Securities Act, or to contribute to payments that the placement agent may be required to make for these liabilities.

Regulation M

The placement agent may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act and any fees received by them and any profit realized on the sale of the securities by them while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Exchange Act of 1934, as amended (the “Exchange Act”), including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the placement agent and the placement agent may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent and should not be relied upon by investors.

Lock-up Agreements

Our officers and directors have agreed to be subject to a lock-up period of 90 days following the closing of this offering. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions. We have also agreed to similar lock-up restrictions on the issuance and sale of our securities for 90 days following the closing of this offering, subject to certain exceptions. The placement agent may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements. We have also agreed that until the one year anniversary from the closing of this offering we will not enter into a variable rate transaction (as defined in the securities purchase agreement), subject to certain exceptions.

Other Relationships

The placement agent and its affiliates have engaged, and may in the future engage, in investment banking transactions and other commercial dealings in the ordinary course of business with us or our affiliates. The placement agent has received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the placement agent and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The placement agent and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

●	Our Annual Report on Form 10-K for the year ended December 31, 2023 (filed on March 22, 2024), as amended on Form 10-K/A (filed April 26, 2024);

●	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024 (filed on May 10, 2024) and June 30, 2024 (filed August 13, 2024);

●	Our Current Reports on Form 8-K filed on January 5, 2024; February 14, 2024; March 19, 2024; and April 8, 2024; and

●

the description of our common stock, par value $0.001 per share contained in our Registration Statement on Form 8-A, dated and filed with the SEC on April 28, 2016, and any amendment, exhibit to Form 10-K, or report filed with the SEC for the purpose of updating the description.

Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after (i) the date of the initial registration statement and prior to effectiveness of the registration statement, and (ii) the date of this prospectus and before the termination or completion of any offering hereunder, shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents, except that we do not incorporate any document or portion of a document that is “furnished” to the SEC, but not deemed “filed.”

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to: Moleculin Biotech, Inc., Attn: Corporate Secretary, 5300 Memorial Drive, Suite 950, Houston, TX 77007.

You also may access these filings on our website at www.moleculin.com. We do not incorporate the information on our website into this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference into this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the securities being offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement and the exhibits. For further information about us and the securities offered by this prospectus, you should refer to the registration statement and its exhibits. References in this prospectus to any of our contracts or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. SEC filings are also available to the public at the SEC’s website at www.sec.gov.

We are subject to the reporting and information requirements of the Exchange Act and, as a result, we file periodic and current reports, proxy statements and other information with the SEC. We make our periodic reports and other information filed with or furnished to the SEC, available, free of charge, through our website as soon as reasonably practicable after those reports and other information are filed with or furnished to the SEC. Additionally, these periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by ArentFox Schiff LLP, Washington, DC. The placement agent is being represented by Ellenoff Grossman & Schole LLP in connection with this offering.

EXPERTS

The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Moleculin Biotech, Inc.

283,000 Shares of Common Stock, 283,000 Accompanying Series A Common Warrants to Purchase up to 283,000 Shares of Common Stock and 283,000 Accompanying Series B Common Warrants to Purchase up to 283,000 Shares of Common Stock

2,183,368 Pre-Funded Warrants to Purchase Up to 2,183,368 Shares of Common Stock, 2,183,368  Accompanying Series A Common Warrants to Purchase up to 2,183,368  Shares of Common Stock and 2,183,368  Accompanying Series B Common Warrants to Purchase up to 2,183,368  Shares of Common Stock

123,318 Placement Agent Warrants to Purchase Up to 123,318 Shares of Common Stock

Up to 7,239,422 Shares of Common Stock underlying the Prefunded Warrants, Series A Common Warrants, Series B Common Warrants and Placement Agent Warrants

H.C. Wainwright & Co.

PROSPECTUS

August 15, 2024